Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 10, 2023 by and among

(1) Fresh2 Group Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Fresh2”);

(2) Xiaofan Lin and Shengren Yan as the selling shareholders of Youfood Group Inc (each, “Seller”, collectively, “Sellers”);

(3) Youfood Group Inc, a company incorporated in Delaware (the “Company”); and

(4) Fresh2 Technology Inc, a Delaware Corporation (the “Purchaser”)

Each of the FRESH2, the Purchaser, the Seller and the Company are referred to as a “Party” and collectively as “Parties.”

WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, 100% common shares of the Company, for the consideration and on the terms and conditions set forth in this Agreement; and

WHEREAS, as consideration for the purchase of the Company’s shares, the Purchaser desires to cause FRESH2 to issue 38,333,334 shares of Class A ordinary stock of FRESH2 to the Sellers, pursuant to the terms and conditions set forth in this Agreement, at US$0.06 per share for the US$2,300,000 consideration in stock. The allocation of issued stocks to each Seller is proportional to each Seller’s ownership in the Company as listed in Schedule A.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

The following terms used in this Agreement shall be construed to have the meaning set forth or referenced below.

“Affiliates”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person, including, without limitation, any officer, director, employee, member, partner or shareholder of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such Person;

“Agreement”	means this Share Purchase Agreement;

“Board”	means the board of directors of the Purchaser;

“Charter Documents”	means to a Person, such Person’s memorandum and articles of association, certificate or articles of incorporation, by-laws, partnership agreement, joint venture agreements, formation agreement, limited liability company agreement and other organizational documents;

“Closing”	has the meaning given to it in Section 2.3(a);

“Company”	has the meaning given to it in the preamble of this Agreement;

“Company Intellectual Property”	means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, software, information and proprietary rights and processes as are necessary to the conduct of Company’s business as now conducted in all material respects;

“Confidential Information”	has the meaning given to it in Section 10.1;

“Control”	means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty percent (50%) of the voting power in such other Person.

“Controlled”	has the meaning correlative to the foregoing;

“Disclosing Party”	has the meaning given to it in Section 10.4;

“Governmental Authority”	means (a) any nation or government or any nation, federal, state, province, municipality, local, autonomous region or any other political subdivision thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, including any entity or enterprise owned or controlled by a government or a public international organization; or (c) any court, tribunal or arbitrator;

“Group”	means, collectively, the Company, and its direct or indirect Subsidiaries of the Company;

“Group Company”	means any member of the Group, individually;

“Group Material Adverse Effect”	means a material adverse effect on the business, assets (including intangible assets), liability, financial condition, property, prospects or results of operations of the Company, taken as a whole;

“Indemnified Person”	has the meaning given to it in Section 9.2;

“Indemnifying Person”	has the meaning given to it in Section 9.2;

“Key Employee”	means any executive-level employee (including division director and vice president-level positions);

“Knowledge”	means (i) with respect to the Sellers, actual knowledge of executive-level employees of the Group; or (ii) with respect to the Company, actual knowledge of executive-level employees of the Company;

“Law”	means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Group Companies, as the case may be;

“Lien”	means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, charge, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including restrictions on transfer), or limitations of any nature whatsoever, including such liens as may arise under any contract;

“Party”	has the meaning given to it in the preamble of this Agreement;

“Person”	means any individual, corporation, partnership, trust, limited liability company, company limited by shares, unincorporated association or other entity;

“Public Official”	has the meaning given to it in Section 3.12(a);

“Purchaser”	has the meaning given to it in the preamble of this Agreement;

“Purchaser’s Advisors”	has the meaning given to it in Section 5.1;

“Purchaser’s Material Adverse Effect”	means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Purchaser’s

“SEC”	has the meaning given to it in Section 4.7(a);

“SEC Documents”	has the meaning given to it in Section 4.7(a);

“Securities Act”	means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Seller”	has the meaning given to it in the preamble of this Agreement;

“Share Consideration”	has the meaning given to it in Section 2.2;

“Shares”	means shares of Common Stock of the Company;

“Subsidiary”	of any Person means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person and, for the avoidance of doubt, shall include any variable interest entity over which such Person or any of its subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Tax” or “Taxes”	means any and all national, ederal, state, provincial, municipal and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, capital gains, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, building, vehicle, land use, land appreciation, city and rural construction, tariff, withholding, payroll, recapture, employment, additional education, excise and property taxes, adjustment taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

“Tax Return”	means any return, report declaration, filing form, claim for refund or information return or statement relating to Tax, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim”	means any claim against any Indemnified Person by a third party;

“Transaction Documents”	means this Agreement, any registration rights agreement and all other agreements, instruments or documents entered into in connection with this Agreement;

“Transactions”	means the transactions contemplated by the Transaction Documents;

“US GAAP”	means the generally accepted accounting principles in the United States;

2. PURCHASE AND SALES OF SHARES

2.1 Shares.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants in this Agreement, at the Closing, the Purchaser shall purchase 10,000,000 Shares of the Company from Sellers, and each Seller shall sell and transfer all of the Shares held by him, or her or it, to the Purchaser as set forth in Schedule A.

2.2 Consideration.

The consideration to be paid by the Purchaser for the Shares shall be newly issued Class A ordinary shares of FRESH2 (the “Share Consideration”) to each Seller as set forth in Schedule A at the Closing. The Share Consideration is offered to the Sellers at $0.06 per share for total value of $2,300,000.

2.3 Closing.

(a) The purchase and sale of the Shares shall take place within 3 days after the effective date of this Agreement (the “Closing”) as agreed by the Purchaser and the Sellers.

(b) At the Closing, in addition to the fulfillment of all conditions set forth in Section 7 of this Agreement, the Purchaser shall deliver to each Seller a copy of the register of members of FRESH2 or other applicable certificates reflecting the Share Consideration acquired by the Sellers at the Closing.

(c) At the Closing, in addition to the fulfillment of all conditions set forth in Section 6 of this Agreement, the Sellers shall deliver to the Purchaser a copy of the register of members of the Company after giving effect to the transfer of Shares of the Company to the Purchaser at the Closing.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each of the Sellers hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

3.1 Authorization.

Each Seller represents and warrants that he/she/it is legally competent to enter the Transaction Documents to which the Seller is a party. The Transaction Documents to which the Seller is a party, when executed and delivered by the Seller, will constitute valid and legally binding obligations of the Seller, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2 Intentionally reserved.

3.3 Corporate Power and Qualification.

The Company is a private company limited by shares duly organized, validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing as a foreign company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a Group Material Adverse Effect. None of the activities, agreements, commitments, obligations or rights of the Company is ultra vires, unauthorized or in violation of its Charter Documents or any applicable Laws. The Company has not given any powers of attorney in force, and there are no outstanding authorities, express or implied by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf.

3.4 Capitalization of the Company.

Each Seller is the registered owner of the issued and outstanding shares of the Company, and all Shares are validly issued, fully paid and nonassessable. The Shares to be acquired by the Purchaser as of the Closing will be free and clear of all Liens. SCHEDULE A sets forth the issued and outstanding Shares of the Company immediately prior to the Closing.

3.5 Compliance with Laws and Other Instruments.

Each of Sellers and the Company is in compliance with all applicable Laws in all aspects, except for that noncompliance where the failure to do so would not individually or in the aggregate have a Group Material Adverse Effect.

The Company is not in violation of its Charter Documents, shareholders agreements, as appropriate, or equivalent constitutive documents as in effect.

3.6 Governmental Consents and Filing.

Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of any Group Company in connection with the consummation of the Transactions.

3.7 Financial Statements.

To the knowledge of each Seller, the financial statements of the Company fairly present the financial condition and the results of operations in all material aspects as at the date of and for the period referred to in such financial statements, all in accordance with US GAAP.

3.8 Enforceability.

The Transaction Documents, when executed and delivered by the Sellers, shall constitute valid and legally binding obligations of them, enforceable against each of the Sellers in accordance with their respective terms, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.9 No Insolvency.

(a)	No order has been made, or petition presented, or resolution passed for the winding- up of any Group Company.

(b)	No Group Company is insolvent.

(c)	There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of any Group Company or to appoint a receiver over the whole or any part of the undertaking or assets of any Group Company.

3.11 Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(a) To the knowledge of each Seller, no Group Company or any officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of any Group Company, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any officer or employee or other Person acting in an official capacity for or on behalf of any Governmental Authority (including any entity or enterprise owned or controlled by a government), to any political party or official thereof or to any candidate for political office (or to any Person where a Group Company, its officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of the Group Company knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any of the foregoing) (a “Public Official”) for the purposes of:

(i) (x) influencing any act or decision of such Public Official, (y) inducing such Public Official to do or omit to do any act in violation of the lawful duty of such Public Official, or (z) securing any improper advantage; or

(ii) inducing such Public Official to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

(b) None of the officers, directors, employees, agents, representatives and consultants of, and none of the beneficial owners of any interest in, any Group Company is a Public Official.

3.12 No Litigation.

There is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of each Seller, currently threatened against the Company. There is no material action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the Seller that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transactions.

3.13 Each Seller is acquiring the shares of FRESH2 for the Seller’s own account, for investment and not for distribution or resale to others, in violation of the registration requirements of the Securities Act. Each Seller will make all subsequent offers and sales of the shares of FRESH2 either (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Each Seller consents to the placement of a legend on any certificate or other document evidencing the shares of FRESH2. Each Seller has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect the Seller’s interests in connection with the transactions contemplated by this Agreement. Each Seller has had access to FRESH2’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding FRESH2 that the Seller has requested and that public information is sufficient for the Seller to evaluate the risks of investing in the shares of FRESH2. Each Seller has been afforded the opportunity to ask questions of and receive answers concerning FRESH2 and the terms and conditions of the issuance of the shares of FRESH2. Each Seller is not relying on any representations and warranties concerning FRESH2 made by the FRESH2 or any officer, employee or agent of FRESH2, other than those contained in this Agreement. Each Seller will not sell or otherwise transfer the shares of FRESH2 unless either (A) the transfer of those securities is registered under the Securities Act or (B) an exemption from registration of those securities is available. Each Seller is an Accredited Investor as that term is defined in Regulation D of the Securities Exchange Act, and is able to protect his interests in connection with the acquisition of shares of FRESH2 and can bear the economic risk of investment in those securities without producing a material adverse change in respect of the Seller’s financial condition. The Seller has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of the investment in the shares of FRESH2.

4. REPRESENTATION AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

4.1 Capitalization of FRESH2.

The Share Consideration will have been validly issued, fully paid and nonassessable as of the Closing. Upon the Closing, the Sellers will acquire title to the Share Consideration, free and clear of all Lien.

4.2 Authorization.

The Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Compliance with Laws and Other Instruments.

The Purchaser is in compliance with all applicable Laws in all aspects, except for those noncompliance where the failure to do so would not individually or in the aggregate have a Purchaser’s Material Adverse Effect. Except as otherwise disclosed in the SEC Documents, The Purchaser is not in violation of its Charter Documents, shareholders agreements, as appropriate, or equivalent constitutive documents as in effect.

4.3 Governmental Consents and Filings.

Assuming the accuracy of the representations made by the Sellers in Section 3 of this Agreement, except as required by the applicable securities laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of the Purchaser in connection with the consummation of the Transactions.

4.4 No Litigation.

Except as otherwise disclosed in the SEC Documents, (1) there is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Purchaser, currently threatened against the Purchaser, and (2) there is no material action, suit, proceeding or investigation by the Purchaser pending or which the Purchaser intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the Purchaser that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transactions.

4.5 Enforceability.

The Transaction Documents, when executed and delivered by the Purchaser, shall constitute valid and legally binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.6 No Insolvency.

(a) The Purchaser is not insolvent.

(b) There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of the Purchaser or to appoint a receiver over the whole or any part of the undertaking or assets of the Purchaser.

5. COVENANTS AND AGREEMENTS OF THE SELLERS

5.1 Access and Investigation.

Between the date of this Agreement and the Closing, the Sellers and the Company will and will cause each Group Company to, (a) afford the Purchaser and its representatives and prospective lenders and their representatives (collectively, the “Purchaser’s Advisors”) full and free access to each Group Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Purchaser and each Purchaser’s Advisors with copies of all such contracts, books and records, and other existing documents and data as the Purchaser may reasonably request, and (c) furnish the Purchaser and the Purchaser’s Advisors with such additional financial, operating, and other data and information as the Purchaser may reasonably request.

5.2 Operation of the Group Business.

Between the date of this Agreement and the Closing, the Sellers shall and shall cause the Company and each Group Company to:

(a)	conduct the business of each Group Company only in accordance with its ordinary course of business consistent with past practices;

(b)	pay its and its Group Companies’ debts and Taxes when due;

(c)	pay or perform other material obligations when dues;

(d)	use their best efforts to preserve intact the current business organization of each Group Company, keep available the services of the current officers, directors, employees, agent, representative and consultants of each Group Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with each Group Company;

(e)	confer with the Purchaser concerning operational matters of a material nature;

(f)	maintain the assets owned or used by each Group Company in a state of repair and condition that complies with Law and contracts and is consistent with the requirements and normal conduct of the business of that Group Company; and

(g)	maintain all records of each Group Company consistent with past practice.

5.3 Negative Covenants.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Sellers shall, and shall cause the Company and the Group Companies not to, without the prior consent of the Purchaser:

(a) cause or permit any amendment or modification of the Charter Documents of any Group Company;

(b) declare or any pay dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its or any of its Group Companies’ capital stock or share capital, or split, combine or reclassify any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or share capital, or repurchase or otherwise acquire, directly or indirectly any shares of its or its Group Companies’ capital stock or share capital, except from former employees, directors and consultants in accordance with agreements in effect prior to the date hereof providing for the repurchase of shares in connection with any termination of service from it or its Group Companies;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its Group Companies’ capital stock or share capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it or its Group Companies to issue any such shares or other convertible securities;

(d) transfer to any Person or entity any rights to the Company Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices;

(e) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company Intellectual Property;

(f) incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty of any debt securities of others;

(g) enter into, terminate or amend, in a manner that would be reasonably expected to adversely affect the business of any Group Companies any agreement relating to the license, transfer or other disposition or acquisition of Company Intellectual Property rights or rights to any material contracts that are outside of the ordinary course of business;

(h) make any capital expenditures, capital additions or capital improvements, outside of the ordinary course of business;

(i) acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business or the business of any of its Group Companies;

(j) revalue any of its or its Group Companies’ assets, other than in the ordinary course of business, consistent with past practice, or as required by changes in the applicable accounting standards; or

(k) other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

5.4 Required Approvals.

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Law, the Sellers shall, and shall cause each Group Company and each of their Affiliates to, make all filings and notifications required by Law to be made by them in connection with the Transactions, if any. The Sellers shall, and shall cause each Group Company and each of their Affiliates to, cooperate with the Purchaser and its Affiliates with respect to all filings and notifications that are required by Law to be made in connection with the Transactions.

5.5 Notification.

Between the date of this Agreement and the Closing, the Sellers will promptly notify the Purchaser in writing if the Sellers become aware of any fact or condition that causes or constitutes a breach of the Sellers and warranties as set forth in Section 3, or if the Sellers becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Sellers will promptly notify the Purchaser of the occurrence of any breach of any covenant of the Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

5.6 Best Efforts.

Between the date of this Agreement and the Closing, the Sellers shall, and shall cause each Group Company to, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other to do, all things necessary, proper or advisable to perform all of the obligations set forth in Section 5 and cause the conditions in Section 6 to be satisfied. The Sellers shall, and cause each of its Affiliates to, exert best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary, proper or advisable under applicable laws or otherwise to obtain all consents, approvals or conditions, if any, that may be required before the Closing. The Sellers shall cooperate as requested by the Purchaser to obtain all such consents, approvals or conditions.

5.7 The Sellers shall disclose to the Purchaser all the indebtedness, loans, guarantee, securities rights, liens, tax liabilities, obligations, and other encumbrances incurred by the Company and its affiliates or on any assets or securities of the Company or its affiliates incurred prior to the effective date of this Agreement, prior to the Closing.

If there are any indebtedness, loans securities rights, liens, unpaid tax liabilities, penalties from any government, account payables, guarantees, pledge, obligations, or other encumbrances incurred by the Company or its affiliates, or on any assets or securities of the Company or its affiliates prior to the effective date of this Agreement, that are not disclosed in writing to the Purchaser prior to the Closing (“Seller Undisclosed Obligations”), the Sellers shall pay the full amount of or perform all the Seller Undisclosed Obligations immediately. The Company, and the Purchaser and its affiliates shall not be liable for any obligations under such Seller Undisclosed Obligations. The Sellers shall be fully and jointly liable for any Seller Undisclosed Obligations and shall indemnify the Company, the Purchaser or its affiliates, and their respective shareholders other than the Sellers, directors, officers and agents (together, “Purchaser Indemnified Parties”) and hold any of Purchaser Indemnified Parties harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities arising out of such Seller Undisclosed Obligations.

6. CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT CLOSING

The obligations of the Purchaser to purchase Shares of the Company at the Closing are subject to the fulfilment, on or before such Closing, of each following condition, unless otherwise waived:

6.1 Representations and Warranties.

The representations and warranties of the Sellers contained in Section 3 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Group Material Adverse Effect.

6.2 Performance.

Each Seller and Group Company shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

6.3 Transaction Documents.

Each Seller shall have delivered to the Purchaser all Transaction Documents, duly executed, to which he, she or it, as applicable, is a party.

7. CONDITIONS OF THE SELLER’S OBLIGATIONS AT CLOSING

The obligations of the Sellers to sell Shares of the Company held by the Sellers at the Closing are subject to the fulfillment, on or before such Closing, of each following condition, unless otherwise waived:

7.1 Representations and Warranties.

The representations and warranties of the Purchaser contained in Section 4 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Purchaser’s Material Adverse Effect.

7.2 Performance.

The Purchaser shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

7.3 Transaction Documents.

The Purchaser shall have delivered to each Seller all Transaction Documents, duly executed, to which it, he or she, as applicable, is a party.

8. TERMINATION

8.1 Termination Events.

This Agreement and any Transaction Document may, be notice given prior to or at the Closing, be terminated:

(a) by either the Purchaser or the Sellers if a material breach of any provision of this Agreement has been committed by another Party and such breach has not been waived or rectified within thirty (30) days after the breach; or

(b) by mutual consent of the Purchaser and each of the Sellers.

8.2 Effect of Termination.

Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

9. INDEMNIFICATION AND REMEDIES

9.1 Survival.

(a) All representations, warranties, covenants, and obligations in this Agreement, and any certificate, document, or other writing delivered pursuant to this Agreement will survive for one (1) year after the Closing and the consummation and performance of the Transactions. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement.

(b) If written notice of a claim for indemnification has been given in accordance with this Section 9.2 prior to the time at which the applicable representations, warranties, covenants or other agreements would otherwise terminate pursuant to the foregoing, then the relevant representations, warranties, covenants or other agreements shall survive such time as to such claim, until such claim has been finally resolved.

(c) The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

9.2 Indemnification.

From and after the date of the Closing, each Party, as applicable (the “Indemnifying Person”), shall indemnify and hold the other relevant Parties and their respective directors, officers and agents (collectively, the “Indemnified Person”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Person contained in the Transaction Documents, or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Person contained in the Transaction Documents. In calculating the amount of any Losses of an Indemnified Person hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Person with respect to such Losses, if any.

9.3 Third-Party Claims.

(a) The Indemnified Person shall give notice of the assertion of a Third-Party Claim to the Indemnifying Person; provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 9 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(b)

(i) Except as provided in Section 9, the Indemnifying Person may elect to assume the defense of the third-party claim with counsel satisfactory to the Indemnified Person by (a) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (b) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Section 9, in each case no later than ten (10) days after the Indemnified Person gives notice of the assertion of a Third-Party Claim under Section 9.3(a).

(ii) If the Indemnifying Person elects to assume the defense of a Third-Party Claim:

(A) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation,

(B) the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any loss arising, directly or indirectly, from or in connection with the Third-Party Claim,

(C) no compromise or settlement of such Third- Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any Laws or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and

(D) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(iii) If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 9.3(b)(i), or if the Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

(d) Notwithstanding the provisions of Section 11.12, the Parties consent to the nonexclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of determining any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein.

(e) With respect to any Third-Party Claim subject to this Section 9.3: (i) any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceeding at all stages thereof where such Person is not represented by its own counsel, and (ii) both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) In addition to Section 10, with respect to any Third-Party Claim subject to this Section 9.3, the Parties shall cooperate in a manner to reserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work product privileges. In connection therewith, each Party agrees that: (i) it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) Any claim under this Section 9.3 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person.

9.4 Indemnitee Negligence.

The provisions in this Section 9 shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or Laws and regardless of whether any Person (including the Person from whom relief is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking relief, or the sole or concurrent strict liability imposed upon the person seeking relief.

10. CONFIDENTIALITY AND PRESS RELEASE

10.1 Disclosure of Terms.

The terms and conditions of this Agreement, the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and the Parties hereto shall not, and shall procure their respective Affiliates not to, disclose to any third party except as permitted in accordance with the provisions set forth below.

10.2 Press Release.

Any public announcement, including any press release, communication to employees customers, suppliers, or others having dealings with the Purchaser or the Company, or similar publicity with respect to this Agreement or any Transaction, will be issued, at such time, in such manner and containing such content as the Purchaser and all the Sellers agree in writing, except that FRESH2 may issue any press release in its sole discretion without any consent from the Purchaser and any Seller.

10.3 Permitted Disclosure.

Notwithstanding anything in the foregoing to the contrary:

(a) the Sellers may disclose any portion of the Confidential Information to the Company’s, officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;

(b) the Purchaser may disclose any portion of the Confidential Information to its current officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise, and FRESH2 may disclose any portion of the Confidential Information in any of its public flings in its sole discretion; and

(c) the confidentiality obligations set out in Section 10.1 above do not apply to:

(i) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 10, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii) information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii) information disclosed by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 10.

10.4 Other Information.

The provisions of this Section 10 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the Transactions.

11. MISCELLANEOUS

11.1 Fees and Expenses.

Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Transactions, including all fees and expenses of its officers, directors, partners, employees, agents or representatives. The obligation of each Party to bear its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

The stamp duty in connection with the Transactions shall be borne equally by the Sellers (on the one hand) and the Purchaser (on the other hand). Each Seller shall be solely responsible for his, her or its own income tax, capital gain tax or other forms of Taxes payable by the Seller under the applicable Laws.

11.2 Further Assurance.

The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Transactions, and the documents to be delivered pursuant to this Agreement.

11.3 Entire Agreement.

This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which the Purchaser is subject) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.

11.4 Amendment.

This Agreement may only be amended, supplemented, or otherwise modified by all Parties in writing.

11.5 Assignments and Successors.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.6 No Third-Party Rights.

Other than the Indemnified Persons and the Parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may not be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is a Party to the Agreement.

11.7 Remedies Cumulative.

The rights and remedies of the Parties under this Agreement are cumulative and not alternative.

11.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

11.9 Dispute Resolution.

Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby waives all rights to a trial by jury.

11.10 Attorney’s Fees.

In the event any claim, action, suit, proceeding, arbitration, complaint, charge or investigation is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such claim, action, suit, proceeding, arbitration, complaint, charge or investigation, in addition to any relief to which such Party may be entitled under applicable Law.

11.11 Enforcement of Agreement.

Each Party acknowledge and agree that the other Party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled at law or in equity, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

11.12 No Waiver.

Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party, (b) a waiver given by a Party will only be applicable to the specific instance for which it is given, and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.13 Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other Party):

The Sellers:

Address: 3 Wallich street, Singapore 078882

E-mail: jocklu1987@protonmail.com

Phone: +65-94666704

The Purchaser

Address: 650 5th Ave STE 2416, New York, NY 10019

E-mail: shareholder@fresh2.co

11.14 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.15 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16 Counterparts and Electronic Signatures.

(a) This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party.

(b) A manual signature or electronic signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

Fresh2 Group Limited

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	Chief Executive Officer

FRESH2 TECHNOLOGY INC

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	CEO

[Signature Page to the Share Purchase Agreement]

Youfood Group Inc

By:	/s/ Xiaoyu Zhang
Name:	Xiaoyu Zhang
Title:	CEO

[Signature Page to the Share Purchase Agreement]

Xiaofan Lin

/s/ Xiaofan Lin

Shengren Yan

/s/ Shengren Yan

SCHEDULE A

SELLERS, NUMBER OF SHARES AND SHARE CONSIDERATION

SELLER	Number of Shares of the Company for sale	Number FRESH2 shares to be issued
Xiaofan Lin	5,000,000	19,166,667
Shengren Yan	5,000,000	19,166,667
Total	10,000,000	38,333,334